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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion in this amendment no. 2 to a registration statement on Form S-1 of (1) our report dated September 11, 1996 (except for the matter discussed in Note 16, as to which the date is October 2, 1996) for Superior Telecommunications Inc. and subsidiary and DNE Systems, Inc. and subsidiaries (to be reorganized as Superior TeleCom Inc.), (2) our report dated October 2, 1996 for Superior TeleCom Inc. and (3) our report dated February 24, 1995 (except for the matter discussed in Note 14, as to which the date is May 11, 1995) for Alcatel NA Cable Systems, Inc. and Alcatel Canada Wire and Cable, Inc. and to all references to our Firm included in this registration statement.


                                       ARTHUR ANDERSEN LLP

Atlanta, Georgia
October 7, 1996